UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Crown Castle Inc.
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Crown Castle Highlights Actions its Board Has Implemented to Successfully Strengthen Foundation and Position Company for Long-Term Value Creation

Urges Shareholders to Vote “FOR” ONLY Crown Castle’s 12 Qualified and Experienced Director Nominees on the WHITE Proxy Card

Ted Miller’s Self-Serving Campaign Risks Derailing Important Work Underway and Is Not Aligned with Interests of Shareholders

HOUSTON, April 25, 2024 (GLOBE NEWSWIRE) – Crown Castle Inc. (NYSE: CCI) (“Crown Castle” or the “Company”) today sent a letter to shareholders in connection with its upcoming 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) scheduled for May 22, 2024. Shareholders of record as of the close of business on March 28, 2024 are entitled to vote at the 2024 Annual Meeting.

The full text of the letter follows and can be found at www.VoteCrownCastle.com, along with Crown Castle’s definitive proxy materials and other materials regarding the Board of Directors’ recommendations for the 2024 Annual Meeting.

Your Vote is Important to Protect Your Investment and the Future of Crown Castle:

Vote the Enclosed WHITE Proxy Card Today “FOR” ONLY the 12 Crown Castle Highly Qualified Director Nominees

Dear Fellow Shareholders,

Our Board of Directors (the "Board") and management team are focused on creating a strong Crown Castle that is well-positioned to drive enhanced performance and shareholder value.

Over the past several months, we have executed on critical steps and set a solid foundation for the future, including:

•	Announcing the appointment of Steven J. Moskowitz, a tower industry executive with 25+ years of experience, as Crown Castle’s new President and CEO following a robust search process.
•	Advancing the comprehensive strategic and operating review of the Company’s fiber and small cell business underway by the Fiber Review Committee of our Board, with the help of independent financial and legal advisors.
•	Strengthening our Board with the appointment of four new independent directors over the past year, who collectively bring valuable leadership, financial, and tower industry expertise, shareholder representation and a commitment to the Company’s goal of driving enhanced value creation.

As we move forward, our Board is committed to taking decisive actions that it believes are in the best interests of shareholders, even as Ted Miller, along with Boots Capital Management, LLC (“Boots Capital”), continues to pursue his self-serving proxy contest which threatens to disrupt the clear progress underway.

CROWN CASTLE CEO STEVEN J. MOSKOWITZ HAS HIT THE GROUND RUNNING

A towers industry veteran who knows our business well, Mr. Moskowitz has already hit the ground running in his new role as Crown Castle CEO. His immediate priorities are working with the Company’s Executive Management team to improve operational execution and efficiencies while collaborating with the Fiber Review Committee on ways to maximize shareholder value. Within his first week at the Company, Mr. Moskowitz joined the Company’s first quarter earnings call and provided an overview of his proven track record of strong leadership, which has led to significant shareholder value creation throughout his career.

The Board is confident that Mr. Moskowitz is the right leader to guide Crown Castle’s strategy on the path ahead and, following a robust and thoughtful search process, was unanimous in its appointment of him as CEO. Mr. Moskowitz possesses the key skill sets the Board was looking for, and brings a unique breadth and depth of expertise in domestic and international towers and small cell solutions to Crown Castle:

•	Mr. Moskowitz spent 12 years in executive leadership roles at American Tower Corporation, including seven years as Executive Vice President and President of the U.S. Tower business. During his tenure, American Tower became the largest and most profitable U.S. wireless infrastructure company, tripling in size to more than 20,000 cell sites and expanding the indoor DAS network division.
•	Most recently, he served as CEO of Centennial Towers Holding LP, where he established the company as a leading provider of build-to-suit cell sites in Brazil, Colombia and Mexico.
•	Prior to Centennial, Mr. Moskowitz served as the CEO of NextG Networks, a provider of fiber-based small cell solutions. During his tenure, he successfully scaled the business, significantly increasing revenue and cash flow, and doubling the asset base prior to its sale to Crown Castle in 2012.

The Board will also benefit from having its CEO, Mr. Moskowitz, actively participating in the fiber review process. In fact, Mr. Moskowitz has already provided valuable insights as Crown Castle continues to make significant progress on its strategic and operating review of the Company's fiber and small cell business, and tower growth opportunities.

With Mr. Moskowitz at the helm, the Board believes that Crown Castle is well positioned to build on its strong foundation as an industry leader, execute on its strategic initiatives and drive enhanced value for its shareholders.

FOLLOWING INITIAL FIBER REVIEW, CROWN CASTLE HAS THE STRATEGIC FLEXIBILITY

TO MAXIMIZE VALUE

In January of 2024, the Fiber Review Committee commenced its strategic and operating review of the Company’s fiber segment, with the goal of enhancing and unlocking shareholder value. Since then, the Fiber Review Committee has made significant progress working with Morgan Stanley, BofA Securities, Paul, Weiss and other leading industry consultants to determine the best path forward for this business segment.

The Board’s analysis includes the following considerations (among others):

•	Valuation of the fiber solutions sub-segment, small cells sub-segment, and the fiber segment as a whole;
•	Evaluation of potential counterparties to a sale, merger or joint venture transaction;
•	Use of any resulting proceeds; and
•	Pro forma financial impact of the various alternatives on the remaining business of the Company, including the leverage, Adjusted Funds from Operations (“AFFO”) accretion / dilution in the event of separation.

The Board’s review has confirmed that Crown Castle has premier assets in attractive markets throughout the United States and that there are operational opportunities for enhanced performance. The Company has taken steps to determine the optimal path to maximizing the value of these assets, both within and outside of Crown Castle. To help assess the potential value creation opportunities, Crown Castle has engaged with multiple parties who have expressed interest in a potential transaction involving all or part of our fiber segment.

As this process progresses, the Board remains focused on moving rapidly, yet methodically, on all initiatives in connection with the fiber review to drive value for shareholders.

TED MILLER HAS TRIED TO CLOAK HIMSELF IN A MANTLE OF GOOD GOVERNANCE WHILE PURSUING AN AGENDA DESIGNED TO BENEFIT PRIMARILY HIMSELF AND HIS FAMILY AND FRIENDS

Mr. Miller, consistent with Boots Capital’s approach throughout its campaign, has used rhetoric to attempt to position himself as an advocate of good governance and beneficial change while we believe his actions reveal his true motives: to obtain control of the Company and, along with his son-in-law and two friends, execute a self-serving agenda.

Mr. Miller’s preferred tactic has been to pursue a litigation strategy that would impact Crown Castle’s most critical initiatives, including:

•	Impeding the progress of the Company’s strategic and operating review of the fiber and small cell business;
•	Attempting to delay the search for a new CEO; and
•	Seeking to reduce the size of our director nominee slate after we announced the expansion of the Board to enable Crown Castle’s new CEO, Steven Moskowitz, to stand for election at the upcoming 2024 Annual Meeting.

Impeding the Progress of Our Strategic and Operating Review of the Fiber and Small Cell Business

Mr. Miller first attempted to force a predetermined sale of Crown Castle’s fiber and small cell business rather than allowing our Board to conduct its robust and comprehensive process to identify the most value-maximizing path forward for the Company.

Specifically, Mr. Miller and Boots Capital:

•	Hired external advisors, who provided their recommendations to the Boots Capital team without the benefit of inside/non-public information regarding the fiber segment, and thus offered opinions that lacked detailed and current information about the Company that would be essential to any accurate or meaningful assessment of this part of the business;
•	Claimed tax “savings” for the Company, attempting to generate a false sense of urgency for a sale of the fiber segment based on a flawed understanding of the tax “savings;”
•	Claimed to have signed non-disclosure agreements with “prospective buyers and financing sources” for the fiber segment, only to later disclose in Boots Capital’s proxy statement that a number of these parties were merely “potential investors in the Boots Funds” and not explicitly interested in pursuing a transaction with the Company; and
•	Insisted on onboarding its own advisors for the fiber review process and having shareholders assume the costs of its proposals, regardless of the validity of its analyses or methods (which to date it has provided no information to substantiate). Boots Capital has estimated already-incurred costs to be approximately $5 million and has demanded reimbursement from the Company.

Mr. Miller then sought a court order to stop the important work of the Fiber Review Committee despite his claim that “when it comes to executing the fiber sale, time is literally money.” Had he succeeded, this would have hindered all progress toward a potential transaction regarding the Company’s fiber segment for months. Fortunately for Crown Castle’s shareholders, the judge rejected Mr. Miller’s motion.

Attempting to Delay the Search for Crown Castle’s New CEO

Additionally, while the CEO Search Committee was focused on conducting its CEO search, Boots Capital sought a court order to stall this work – and thereby extend the time that Crown Castle would have operated with an interim CEO. Fortunately for Crown Castle’s shareholders, Mr. Miller’s motion did not succeed.

Aiming to Prevent Crown Castle’s New CEO, Steven Moskowitz, From Being Nominated to Stand for Election at the Upcoming 2024 Annual Meeting

In his most recent motion, Mr. Miller sought to prevent the Company from expanding the size of its Board, which was done to add Mr. Moskowitz, our newly appointed President and CEO, as a director at the time of his appointment. Although nearly all S&P 500 companies have their CEOs on their boards of directors and the Company vigorously disputes Mr. Miller’s claims in his motion, Crown Castle has decided not to include Mr. Moskowitz on its slate of director nominees for the 2024 Annual Meeting to avoid the distraction and expense of Mr. Miller’s litigation.

Mr. Moskowitz will serve as a director until the expiration of his current term at the 2024 Annual Meeting and will continue to serve as the Company’s President and CEO. All of the current independent directors of the Board intend to vote to appoint Mr. Moskowitz to the Board immediately after the 2024 Annual Meeting. The Company and Mr. Moskowitz will continue to focus on advancing initiatives aimed at creating value for shareholders.

TED MILLER’S ACTIONS CONTINUE TO DEMONSTRATE THAT HE IS NOT ALIGNED

WITH THE INTERESTS OF SHAREHOLDERS

Mr. Miller continues to spread inaccurate and misleading information in the market. Mr. Miller selectively disclosed that he offered “significant concessions to end the proxy fight, including eliminating Executive Chairman from [Boots Capital’s] proposal.” First, he failed to disclose that his proposal was conditioned on the Company appointing Mr. Miller as either Chair or Co-Chair of the Board, and that he was unwilling to settle the proxy contest without being appointed to such a position. The appointment of Mr. Miller to a leadership role on the Board is wholly inappropriate given his lack of relevant experience since leaving Crown Castle 22 years ago and is an exceedingly disproportionate level of control and influence relative to Boots Capital’s ownership position of 0.18% of Crown Castle stock. Second, Mr. Miller failed to disclose that his proposal was also conditioned on the Company terminating our binding Cooperation Agreement with Elliott Investment Management, L.P., which we have no ability to unilaterally terminate, thereby making his proposal completely illusory. Third, the Company intended to disclose the terms of Mr. Miller’s proposal but Mr. Miller’s counsel, after consulting with Boots Capital, informed the Company’s counsel that his proposal was confidential.

To sum it up, we believe that Mr. Miller’s actions have repeatedly demonstrated that he is not aligned with the interests of shareholders and his repeated misleading statements should disqualify him as a constructive and value-added member of the Board. Given Mr. Miller’s self-serving actions, your Board continues to believe that giving into Mr. Miller’s demands would jeopardize Crown Castle’s growth prospects and optimization initiatives, and diminish shareholder value.

PROTECT THE VALUE OF YOUR INVESTMENT IN CROWN CASTLE:
VOTE THE WHITE PROXY CARD OR VOTING INSTRUCTION FORM TODAY

The Board is taking decisive actions to improve the Company’s business and drive value for shareholders. We believe that Ted Miller’s self-interested agenda will disrupt the clear progress underway, and that your current Board is best positioned to strengthen Crown Castle and deliver on our objectives.

We urge you to use the enclosed WHITE proxy card or voting instruction form and vote “FOR” ONLY the twelve (12) nominees proposed by the Board: P. Robert Bartolo, Cindy Christy, Ari Q. Fitzgerald, Jason Genrich, Andrea J. Goldsmith, Tammy K. Jones, Kevin T. Kabat, Anthony J. Melone, Sunit S. Patel, Bradley E. Singer, Kevin A. Stephens and Matthew Thornton, III (collectively, "Company Nominees").

Please note that your WHITE proxy card or voting instruction form has more names on it than the 12 seats that are up for election, pursuant to the requirement that our proxy card list Boots Capital’s nominees in addition to the Company Nominees. Shareholders can vote “FOR” less than 12 nominees at the 2024 Annual Meeting but cannot vote “FOR” more than 12 nominees.

If you have already voted using a prior proxy card or voting instruction form listing 13 Company Nominees, your vote for all proposals will not be counted. Accordingly, you are urged to re-vote using the WHITE proxy card or voting instruction form listing 12 Company Nominees to ensure that your vote is counted.

Your vote is extremely important no matter how many shares you own. Please cast your vote in advance of the 2024 Annual Meeting Annual Meeting (whether or not you plan to attend the meeting) by marking, signing, dating and returning the enclosed WHITE proxy card or voting instruction form by mail in the postage-paid envelope provided, or by voting via Internet or telephone following instructions on your white proxy card or voting instruction form.

You may receive solicitation materials from Mr. Miller, including an opposition proxy statement and gold proxy card. The Board does NOT endorse Boots Capital’s nominees or Boots Capital’s By-Laws Proposal and unanimously recommends that shareholders discard any proxy materials from Boots Capital. If you have already submitted a gold proxy card, you can revoke such proxy and vote for the Company Nominees and on the other matters to be voted on at the 2024 Annual Meeting in one of the ways outlined above. Only your latest validly executed proxy card or voting instruction form will count and you can revoke any proxy at any time prior to the 2024 Annual Meeting as described in the Company’s proxy statement.

Please mark your WHITE proxy card or voting instruction form carefully and vote "FOR" ONLY the 12 Company Nominees.

Thank you for your continued support.

Sincerely,

The Crown Castle Board of Directors

If you have any questions or require any assistance with voting your shares, please call the Company’s proxy solicitor:

INNISFREE M&A INCORPORATED
at
(877) 717-3904 (toll-free from the United States and Canada)
or
+1 (412) 232-3651 (from other locations).

Advisors

Morgan Stanley is serving as financial advisor, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel, to the Company.

About Crown Castle

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 90,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “expect,” “likely,” “predicted,” “positioned,” “continue,” “target,” “seek,” “focus” and any variations of these words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include (1) statements and expectations regarding the process and outcomes of Company’s Fiber Review Committee, including that it will help enhance and unlock shareholder value, (2) that the actions set forth in this press release best position the Company for long term success, including our Board’s regular evaluation of all paths to enhance shareholder value, (3) that the Company will benefit from the experience and insights of the directors and the new CEO, and (4) that the Company will identify the best path forward to capitalize on significant opportunities for growth in our industry. Such forward-looking statements should, therefore, be considered in light of various risks, uncertainties and assumptions, including prevailing market conditions, risk factors described in “Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Unless legally required, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.

Important Shareholder Information

The Company filed a definitive proxy statement and a WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2024 Annual Meeting. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS, AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may or will be able to obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents without charge from the SEC’s website at www.sec.gov.

Participant Information

The Company, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2024 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2024, on the section entitled “Beneficial Ownership of Common Stock” (on page 90) and Appendix C (on page C-1). To the extent the holdings by the “participants” in the solicitation reported in the Company’s definitive proxy statement have changed, such changes have been or will be reflected on “Statements of Change in Ownership” on Forms 3, 4 or 5 filed with the SEC. All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.

CONTACTS:

Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
Crown Castle Inc.
713-570-3050

MEDIA:

Andy Brimmer / Adam Pollack
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449